Exhibit 2(e)

                    Amendment to Certificate of Incorporation
                          to Increase Authorized Shares


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                          ACTION BY WRITTEN CONSENT OF
                             THE BOARD OF DIRECTORS
                            AND MAJORITY SHAREHOLDERS
                                       OF
                                ALOTTAFUN!, INC.

    Amendment to Certificate of Incorporation - Increase in Authorized Stock

          The undersigned, being all of the members of the Board of Directors and the majority shareholders of ALOTTAFUN!, INC., a Delaware corporation (hereinafter "Corporation"), authorize and adopt the following actions by written consent and without meetings in accordance with the provisions of Sections 141(f) and 228 of the Delaware General Corporation Law:

          WHEREAS, in order to raise additional working capital for the proper operation and future expansion of the Corporation's business, the Board of Directors and the majority shareholders deem it to be advisable and necessary to increase the authorized capital stock of the Corporation; and

          WHEREAS, an increase of the total authorized capital stock of the Corporation from the current 25,000,000 shares in two classes to 55,000,000 shares in two classes is deemed by the Board of Directors and majority shareholders to be sufficient to raise the necessary amount of working capital for the Corporation based on current projections.

          NOW,   THEREFORE,   BE  IT  RESOLVED   that  Article   Fourth  of  the
Corporation's Certificate of Incorporation be, and it hereby is, amended to read in its entirety as follows:

          FOURTH: The Corporation shall be authorized to issue a total of 55,000,000 shares of two classes of capital stock to be designated respectively preferred stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of Preferred Stock the Corporation shall have authority to issue is 5,000,000 shares, par value $.0001 per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 50,000,000 shares, par value $.01 per share. The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including, but not limited to:

                    (1) the designation of each series and the number of shares that shall constitute the series;

                    (2) the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

                    (3) whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                    (4) sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;


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                    (5) the amount,  if any,  payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment; and

                    (6) the voting rights, if any, in the shares of each series and any conditions upon the exercisability of such rights.

          The Board of Directors is also authorized to establish the voting rights of the Common Stock.

          BE IT FURTHER RESOLVED that the proper officers of the Corporation are authorized and directed to execute and file the appropriate certificate with the Secretary of State of the State of Delaware in order to effectuate the foregoing amendment.

          IN WITNESS WHEREOF, the foregoing actions are approved and adopted as the acts and deeds of the Corporation this 1st day of June, 1999.


BOARD OF DIRECTORS:                                  MAJORITY SHAREHOLDERS:

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Gerald Couture



dr/186300